Exhibit 10.4

Execution Version

NON-COMPETITION, NON-DISCLOSURE
AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION, NON DISCLOSURE AND NON-SOLICITATION AGREEMENT (the "Agreement") is effective as of March 17, 2015, by and between:

(i)	Michael H. Braun, an individual residing at 19331 NW 3 Street, Pembroke Pines, FL 33029 (the "Executive"); and

(ii)	MONARCH DELAWARE HOLDINGS LLC, a Delaware limited liability company (the "Company").

P R E L I M I N A R Y   S T A T E M E N T

WHEREAS, the Company proposes to engage, through its direct subsidiary Monarch National Holding Company, a Florida corporation (“Monarch National Holding”), and its indirect subsidiary Monarch National Insurance Company, a Florida corporation (“Monarch Insurance,” and together with Monarch National Holding, the “Monarch Subsidiaries”), in the property and casualty insurance business, including, without limitation, homeowners’, condominium and cooperative multi-peril and other lines of insurance initially in the State of Florida and premium finance related to such insurance (collectively, the “Company Business”);

WHEREAS, the Company intends that the Executive serve as the President and Chief Executive Officer and a member of the Board of Managers of the Company, as the President and Chief Executive Officer and a member of the Board of Directors of Monarch National Holding, and as the President and a member of the Board of Directors of Monarch Insurance (collectively, and together with any other executive position at the Company or at either of the Monarch Subsidiaries the the Executive may hold from time to time, the “Monarch Positions”); and

WHEREAS, in connection with his service in the Monarch Positions, the Company and the Executive desire to set forth certain covenants and agreements of the Executive, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                   Non-Competition. For so long as the Executive serves in any of the Monarch Positions (the “Term”) and for a period of two years following the date on which the Executive ceases, whether due to termination, resignation, or any other reason, to hold any Monarch Position (the “Restricted Period”), the Executive shall not, directly or indirectly, engage in or have any interest in, directly or indirectly, any sole proprietorship, partnership, corporation, company, business or any other person or entity (whether as an employee, officer, director, partner, member, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages primarily in the development, marketing, distribution, underwriting or sale of products and services competitive with the Company Business in any and all states in which the Company and/or any Monarch Subsidiary conducts the Company Business during the Term or at the time of termination of the Executive’s employment with the Company (the “Restricted Territory”); provided, however, that Executive may continue to hold securities of the Company and/or acquire, solely as an investment, shares of capital stock or other equity securities of any entity engaging in a business competitive with the Company Business, so long as the Executive does not control or acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of more than five percent of, any class of equity security of such entity; and provided further that the Restricted Territory shall include any state in which the Company or a Monarch Subsidiary has completed substantially all the steps necessary, including regulatory applications, to conduct the Company Business in such state; and provided, further, that the Executive’s employment by Federated National Holding Company (“FNHC”), his service on the Board of Directors of FHNC, and his positions as an officer and/or director of any Subsidiary or Affiliate of FNHC (each, a “Permitted FNHC Position, and collectively, the “Permitted FNHC Positions”) shall be permitted in all respects throughout the Term and the Restricted Period and shall not be a breach of the restrictions set forth in this Section 1. As used herein, (a) the term “Subsidiary” means a partnership, corporation, limited liability company, trust or other legal entity for which FNHC, directly or indirectly, has the power to direct or cause the direction of the management and policies through the ownership of voting securities; and (b) the term “Affiliate” means any person or entity that, directly or indirectly, controls, is controlled by or under common control with FNHC. For the avoidance of doubt, the Executive’s implementation of any directives of the Board of Directors of FNHC or the carrying out of the obligations of FNHC or its Subsidiaries or Affiliates under any agreement to which FNHC or a Subsidiary of Affiliate is a party, in each case while the Executive is serving in a Permitted FNHC Position, shall not be a breach of this Section 1 so long as any such directives or obligations are not intended to circumvent, nor do they result in the circumvention of, the provisions of this Agreement.

2.                   Non-Disclosure. From the date of this Agreement through the Restricted Period, the Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the Company Business; provided, however, that (a) any Confidential Information received by FNHC or any of its affiliates pursuant to that certain Managing General Agency and Claims Administration Agreement between Monarch Insurance and FedNat Underwriters, Inc. or (b) any Confidential Information disclosed by the Executive to FNHC through his service in the Permitted FNHC Positions shall not be a breach of this Section 2. Any Confidential Information now or hereafter acquired by the Executive with respect to the Company Business shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his service in the Monarch Positions (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business, including, but not limited to, information concerning the Company’s or any Monarch Subsidiary’s financial condition, prospects, technology, customers, business partners, reinsurers, methods of doing business, and marketing, distribution, underwriting or sale of the Company’s or any Monarch Subsidiary’s products and services. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

3.                   Non-Solicitation of Employees. From the date of this Agreement through the Restricted Period, the Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company or any Monarch Subsidiary, unless such employee or former employee has not been employed by the Company or a Monarch Subsidiary for a period in excess of six months.

4.                   Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s service in the Monarch Positions or at the Board’s request at any time.

5.                   Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges and agrees that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

6.                   Terminology. The terms “Monarch Subsidiary” or “Monarch Subsidiaries” as used in this Agreement shall mean all entities in which the Company holds, directly or indirectly, an equity interest, other than solely for investment purposes. References to the “Company” in this Agreement shall mean Monarch Delaware Holdings LLC and all of the Monarch Subsidiaries, taken as a whole, unless the context requires otherwise. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of sections are for convenience only, and neither limit nor amplify the provisions of the Agreement itself.

7.                   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

8.                    Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

9.                   Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida, without giving effect to the application of the principles pertaining to conflicts of laws.

10.                Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

11.                Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, the parties agree that this Agreement shall be modified, reformed, construed and enforced so that such invalid, illegal or unenforceable provision is enforceable and comes closest to expressing the intention of the unenforceable provision.

12.                Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees at all trial and appellate levels, expenses and costs. Any suit, action or proceeding with respect to this Agreement shall be brought in the courts of Broward County in the State of Florida or in the U.S. District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of such forum and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Venue for any such action, in addition to any other venue permitted by statute, will be Broward County, Florida. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Broward County, Florida, and hereby further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida, has been brought in an inconvenient forum.

13.                Assignment; Binding Effect. This Agreement may not be assigned by the Executive. This Agreement may be assigned by the Company, in whole or in part, without the consent of the Executive. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, personal representatives, successors and permitted assigns.

14.                 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.                Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the Executive at 19331 NW 3 Street, Pembroke Pines, FL 33029 and to the Company at 14050 N.W. 14th Street, Suite 180, Sunrise, FL 33323, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

16.                Voluntary Execution. The Executive acknowledges that he has read and understands this Agreement, has had an opportunity to consult with an attorney, and signs this Agreement voluntarily, without coercion, based upon his own judgment and not in reliance upon any representations or promises other than those set forth herein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been duly signed by the parties hereto effective as of the day and year first above written.

MONARCH DELAWARE HOLDINGS LLC

By:	/s/ Colin King
Name:	Colin King
Title:	Manager

EXECUTIVE

/s/ Michael H. Braun
Michael H. Braun